Exhibit 10.8

MASTER PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 12, 2024 (the “Effective Date”), by and between ARGOS USA LLC, a Delaware limited liability company (the “Buyer”), and CI DEL MAR CARIBE (BVI) INC., a company organized under the Laws of the British Virgin Islands (the “Agent”), and together with Buyer, referred to as the “Parties”.

WHEREAS, on September 7, 2023, Argos North America Corp., Cementos Argos S.A., Argos SEM LLC, Valle Cement Investments, Inc. and Summit Materials, Inc. entered into a Transaction Agreement (the “Transaction Agreement”), pursuant to which Argos SEM LLC and Valle Cement Investments, Inc. agreed to sell, and Summit Materials, Inc. agreed to purchase, all of the issued and outstanding equity securities of Argos North America Corp. (the “Transaction”);

WHEREAS, the Buyer wishes to hire the services of the Agent for the negotiation and coordination of supply agreements with international suppliers for the purchase of cement, cementitious materials, clinker or other raw materials and ancillary equipment (collectively, “Product”) to be imported into the United States (including the District of Columbia but excluding Puerto Rico, St. Thomas, and any other territory or possession of the United States) and Canada (the “Territory”);

WHEREAS, the Agent, acting as a trading company, wishes to negotiate supply agreements with international suppliers for purchase of the Product according to the requirements of and on behalf of the Buyer (the “Supply Agreements”); and

WHEREAS, on the Effective Date, the Buyer and Transatlantic Cement Carriers Inc. (“TACC”) entered into an International Logistics Service Agreement (the “Logistics Agreement”), whereby the Buyer retained the services of TACC, including for the hiring of international maritime transportation for the transportation of the Product covered by this Agreement.

NOW, THEREFORE, and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby agree to the following terms and conditions:

ARTICLE I
Scope of the Agreement, Term, Passage of Title; Exclusivity

Section 1.01   Scope of the Agreement. The Agent hereby agrees to negotiate Supply Agreements on behalf of, at the request of, and according to the requirements of the Buyer. The Agent shall solicit quotes from prospective suppliers for the Buyer’s review and approval. The Buyer shall (a) directly enter into each Supply Agreement with the applicable supplier, with the Agent listed therein as the applicable agent and (b) execute a confirmation letter in the form of Exhibit A hereto with respect to each Supply Agreement (each, a “Confirmation Letter”).

Section 1.02   Term. This Agreement shall commence on the Effective Date (i.e. the Closing Date of the Transaction as defined in the Transaction Agreement) and shall remain in full force and effect until December 31, 2025 (the “Initial Term”). This Agreement shall automatically renew after the expiration of the Initial Term for subsequent one (1) year terms unless either Party provides written notice of non-renewal at least ninety (90) days prior to the termination date of the Initial Term or the applicable renewal term. This Agreement may also be terminated pursuant to the terms and conditions of Section 5.02(c), Section 6.09(a) or at any time upon mutual written agreement of the Parties.

Section 1.03   Exclusivity. During the Initial Term, the Buyer shall not, and shall cause its Affiliates (as defined in the Transaction Agreement) (“Affiliates”) not to, engage, or permit to be engaged on its behalf, any third party other than the Agent to enter into supply agreements with international suppliers for the purchase of the Product to be imported into the Territory, for the benefit of, or otherwise servicing, the Buyer or its Affiliates. The Agent shall be the exclusive agent of the Buyer in the Territory with respect to the to negotiation of supply agreements with international suppliers for the purchase of the Product to be imported into the Territory. Notwithstanding the foregoing, in the event that the Buyer requests the negotiation of a Supply Agreement under this Agreement and the Agent is unable to fulfill such request, the Agent will give prompt written notice to the Buyer of such inability, and following such notice, Buyer will be allowed to engage other third-party agents in the negotiation of a supply agreement for such request.

ARTICLE II
Quantity, Quality, Samples and Testing, Non-Hazardousness

Section 2.01   Quantity. The quantity of Product to be delivered pursuant to this Agreement shall be set forth in each Confirmation Letter.

Section 2.02   Quality. The Product shall comply with the specifications set forth in the applicable Confirmation Letter.

Section 2.03   Sampling and Testing. The Product shall be sampled and tested according to the terms of the applicable Supply Agreement.

ARTICLE III
Contract Price and Payment

Section 3.01   Contract Price.

(a)  Each Confirmation Letter signed by the Buyer shall include the price of the Product (including transparent pricing pass-through documentation from the applicable supplier). Each supplier shall invoice the Buyer directly under the applicable Supply Agreement.

(b)  The Buyer shall pay an address commission to the Agent of US$[***] per metric ton of Product to be supplied under each Supply Agreement for the Agent’s services pursuant to this Agreement.

Section 3.02   Payment Terms. Payment for the address commission will be made against the Agent’s presentation of invoice, by wire transfer of immediately available funds by the Buyer to the following bank account in the name of the Agent:

BANK: [***]

BANK ADDRESS: [***]

ACCOUNT: [***]

CODE SWIFT: [***]

ABA: [***]

BENEFICIARY: [***]

Section 3.03   Invoices. The Agent will invoice the Buyer in U.S. dollars as of the last day of each calendar month for any charges payable by the Buyer in accordance with Section 3.01(b) during such month (which shall be inclusive of any taxes). The Agent shall deliver or cause to be delivered to the Buyer each such invoice within five (5) calendar days following the last day of the calendar month to which such invoice relates. The Buyer shall pay each such invoice received by electronic funds transfer within thirty (30) calendar days of the date on which such invoice was received.

Section 3.04   Failure to Pay.

(a)  Any undisputed amount payable pursuant to Section 3.03 that is not paid within ninety (90) calendar days after receipt of an invoice thereof shall be subject to a late payment fee computed daily at a rate equal to the Applicable Rate (as defined below) from the due date of such amount to the date such amount is paid.

(b)  “Applicable Rate” shall mean the Prime Rate (as defined below) plus one and one half percent (1.5%) per annum or if such rate is higher than the maximum rate that can be charged in commercial transactions as determined by the Superintendencia Financiera de Colombia, such maximum rate.

(c)  “Prime Rate” shall mean the rate per annum publicly announced by J.P. Morgan Chase Bank, N.A. (or successor thereto) from time to time as its prime rate in effect at its principal office in New York City. For purposes of this Agreement, any change in the Prime Rate shall be effective on the date such change in the Prime Rate is publicly announced as effective.

ARTICLE IV
Representations and Indemnification

Section 4.01   Representations and Warranties. Each Party represents and warrants that:

(a)   Due Authorization. It has all required power and authority to execute, deliver and perform its obligations under this Agreement, and no other proceedings are necessary for the execution and delivery of this Agreement or the performance of its obligations contemplated hereby;

(b)   Due Incorporation. It is a company duly established or incorporated and organized under the laws of its establishment or incorporation jurisdiction;

(c)   Consents. It requires no authorization, consent, approval, waiver, license, qualification or exemption from, nor any filing, declaration, qualification or registration with any court, government agency or regulatory authority in connection with; its execution, delivery or performance of this Agreement; and

(d)   Due Execution and Enforceability. Each Party has duly executed and delivered this Agreement and this Agreement with its exhibits constitutes its legal, valid and binding obligation, fully enforceable in accordance with its terms.

Section 4.02   Indemnification.

(a)   The Buyer hereby agrees to, and shall, indemnify, defend and hold harmless the Agent, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Agent Indemnified Parties”) from and against any and all Losses incurred in connection with any and all Third Party Claims arising from, relating to, or occurring as a result of: (i) any breach by the Buyer of this Agreement or any Supply Agreement; (ii) the provision hereunder by or on behalf of the Agent of the Agent’s services under the Agreement or (iii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of the Buyer and/or any of its Affiliates or any of their respective personnel in connection with their performance of this Agreement; except, for those Losses for which the Agent has an obligation to indemnify any Buyer Indemnified Party pursuant to Section 4.02(b).

(b)   The Agent hereby agrees to, and shall, indemnify, defend and hold harmless the Buyer, its Affiliates and its and their respective directors, officers, employees, agents and representatives (the “Buyer Indemnified Parties”) from and against any and all Losses incurred in connection with any and all Third Party Claims arising from, relating to, or occurring as a result of: (i) any breach by the Agent of this Agreement; or (ii) any gross negligence, willful misconduct or failure to comply with applicable law on the part of the Agent and/or any of its Affiliates or any of their respective personnel in connection with their performance of this Agreement; except for those Losses for which the Buyer has an obligation to indemnify any Agent Indemnified Party pursuant to Section 4.02(a).

(c)   “Loss” shall mean any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, costs and expenses (including the reasonable costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding consequential, indirect and/or punitive damages.

(d)   “Third Party Claims” shall mean any and all suits, investigations, claims or demands of third parties.

Section 4.03   Limitation on remedies. The Buyer acknowledges that the Agent is only acting as an agent under this Agreement and shall not have any liability to the Buyer under this Agreement as a result of any Losses incurred by or imposed on the Buyer arising under any Supply Agreement.

ARTICLE V
Force Majeure

Section 5.01   Force Majeure Definitions. For the purposes set forth in this Agreement, a “Force Majeure Event” shall mean any cause whatsoever that is beyond the respective Party’s reasonable control, including war, rebellion, riots, strikes, flood and fire, explosion, earthquake, hurricane, lack of utilities, labor strikes, work stoppages or slowdowns, unavoidable accident, insurrection, revolution, civil commotion, sabotage, act of God or the enemies of the state of any of the Parties, perils of the sea, barratry, pandemics and quarantines that do not permit the performance of this Agreement, prohibition or restriction by any competent government or any officer or agent thereof having jurisdiction in the premises, restraint by injunction or other legal process from which the Party restrained cannot reasonably relieve itself by giving security or by other procedure.

Section 5.02   Force Majeure.

(a)  If either of the Parties is rendered unable, wholly or in part, by a Force Majeure Event to perform or comply with any obligation or condition of this Agreement, then the Party so prevented shall not be liable to the other Party for the resulting failure to carry out its obligations hereunder and any such obligations, so far as may be necessary, shall be suspended during the period of such prevention, and such Party shall not be liable for any alleged loss or damages resulting from such failure to perform, in each case, only if such Party is in compliance with the terms and conditions of Section 5.02(b). Notwithstanding the existence of a Force Majeure Event preventing the Buyer from performing or complying with any obligation or condition of this Agreement, the Buyer will remain liable for any due and payable outstanding invoice.

(b)  Promptly following the beginning of a Force Majeure Event, the non-performing Party shall provide written notice to the other Party of (i) the obligations hereunder that such Party cannot perform, (ii) a full description of the Force Majeure Event, and (iii) and estimate of the time during which the Force Majeure Event will continue. Furthermore, such Party shall use commercially reasonable efforts to mitigate the effects of such Force Majeure Event and to promptly resume the performance of its obligations hereunder.

(c)  In the event that a Force Majeure Event lasts more than sixty (60) calendar days, the Parties shall agree on how to amend this Agreement in order to comply with its terms. If no agreement can be reached within thirty (30) calendar days from a formal request for consultations by any of the Parties, either Party may terminate this Agreement by written notice to the other Party with immediate effect any time after such thirty (30) calendar days.

ARTICLE VI
Miscellaneous

Section 6.01   Entire Agreement. This Agreement with all its Exhibits and the Logistics Agreement represents the entire agreement between the Parties relating to the subject matter hereof and may be amended or varied only in writing by duly authorized representatives of both Parties.

Section 6.02   Severability. Should any provision of this Agreement be held to be invalid or unenforceable, it shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

Section 6.03   Notices. All notices permitted or required under this Agreement shall be in writing and shall be by personal delivery, a recognized overnight courier service or certified or registered mail, return receipt requested, or by e-mail. Notices shall be deemed given upon earlier of actual receipt or one (1) calendar day after deposit with the courier service or receipt by sender of confirmation of electronic transmission. Notices shall be sent to the addresses listed below, or to such other address as either Party may specify in writing.

Notices shall be addressed to the respective Parties at the following addresses:

If to the Buyer, to:	Argos USA LLC
	Attention:	[***]
	Address:	[***]
	E-mail:	[***]

If to the Agent, to:	CI Del Mar Caribe (BVI) Inc.
	Attention:	[***]
	E-mail:	[***]

Section 6.04   Survival. The following provisions shall survive the termination or expiration of this Agreement pursuant to Section 1.02: Article III (with respect to payment obligations arising prior to the termination or expiration of this Agreement), Section 4.02, Section 4.03, Article VI (except with respect to Section 6.09) and Article VII.

Section 6.05   Applicable Law. This Agreement shall be governed by and interpreted according to laws of the State of Delaware, United States of America, notwithstanding the residence or principal place of business of either Party, the place where this Agreement may be executed by either Party or the provisions of any jurisdiction’s conflict-of-laws principles, provided, however, that each Supply Agreement shall be governed by the governing law set forth in such Supply Agreement.

Section 6.06   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 6.07   Confidentiality.

(a)  Each Party shall keep confidential from third parties all Confidential Information (as defined below) received from the other Party relating to this Agreement, including, without limitation, any Confidential Information received with respect to products and services of the other Party, and to use such Confidential Information only for the purposes set forth in this Agreement. Notwithstanding the foregoing, either Party may disclose the Confidential Information of the other Party to its representatives and Affiliates on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; provided that such Party ensures that such representatives and Affiliates comply mutatis mutandis with the obligations imposed on such Party under this Section 6.07. Furthermore, notwithstanding the foregoing, either Party may disclose the Confidential Information of the other Party in order to comply with applicable law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Party in the course of any litigation, investigation or administrative proceeding; provided that, such Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed. Such Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at the other Party’s expense) to obtain assurance that confidential treatment will be accorded to such Confidential Information. This Section 6.07 shall survive any termination of this Agreement for a period of three (3) years from the date such termination becomes effective. Notwithstanding the foregoing, either Party may disclose the terms and conditions of this Agreement in connection with a public filing made by such Party that is required to be made by applicable law; provided that, such Party shall (i) only be permitted to disclose the terms and conditions of this Agreement to the extent required by such applicable law and (ii) redact or otherwise omit any commercially-sensitive terms in connection with such disclosure.

(b)  “Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance of the services hereunder that is confidential, non-public or proprietary about a person, its Affiliates or any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another person or its Affiliates or representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Party receiving such Confidential Information or by any of its Affiliates or representatives, (ii) becomes available on a non-confidential basis to the Party receiving such information or its Affiliates or representatives from a source, other than the Party providing such information or its Affiliates or representatives, who is not prohibited from disclosing such information by any contractual, legal or fiduciary obligation or (iii) was developed independently by the receiving Party’s employees and/or personnel who did not use or reference, were unaware of, and who did not access the Confidential Information.

Section 6.08   Assignment. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other Party, which consent may be withheld in such Party’s sole discretion; provided that (a) the Agent may assign any and all of its rights or obligations under this Agreement to any of Cementos Argos S.A.’s wholly-owned subsidiaries and (b) the Buyer may assign any and all of its rights or obligations under this Agreement (i) to any of the Buyer’s wholly-owned subsidiaries or any of Argos North American Corp.’s wholly-owned subsidiaries or (ii) in connection with the transfer or sale of all or substantially all of the business of the Buyer to which this Agreement relates to a third party (whether by merger, sale of stock, sale of assets or otherwise). No assignment under Section 6.08(a) or Section 6.08(b)(i) of this Agreement by either

Party shall relieve such Party of any of its obligations hereunder. Any attempted assignment of this Agreement in contravention of this Section 6.08 shall be null and void ab initio.

Section 6.09   AML/CFT SCMS.

(a)   Either Party may unilaterally and immediately terminate this Agreement, in the event that the other Party is: (i) included in asset laundering and terrorism financing control lists managed by any national or foreign authority, such as the list of the OFAC - Office of Foreign Assets Control issued by the United States Department of the Treasury, the lists of the United Nations Organization, as well as any other public list related with asset laundering and terrorism financing, or (ii) prosecuted by the competent authorities in any type of legal process related with the commission of the aforesaid crimes. Each Party hereby irrevocably authorizes the other Party to request information in such lists and/or similar lists. The Agent shall have no right to receive any payment under this Agreement if any of the conditions set forth in (i) or (ii) are met.

(b)   Each Party represents and warrants to the other Party that: (i) the resources, funds, assets or goods related to its business have been legally obtained and are not connected to money laundering or any of its related crimes, and (ii) the resources, funds, assets or goods related to its business shall not be used to finance terrorism or any other criminal activities pursuant to the laws of its jurisdiction or incorporation or the places where it conducts its business. Each Party further agrees to comply with the requirements of the Anti-Money Laundering and Combating the Financing of Terrorism Self-Control and Management System - AML/CFT SCMS policy defined by Cementos Argos S.A., an Affiliate of the Agent, which requires the delivery of applicable supporting documents and annual updates of its information.

Section 6.10   Relationship of Parties. Except as expressly provided in Section 1.01, (a) nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, and (b) it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship of independent contractor nor be deemed to vest any rights, interest or claims in any third parties.

Section 6.11   Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent.

Section 6.12   Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 6.13   Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.14   Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.

Section 6.15   Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

ARTICLE VII
Dispute Resolution

Section 7.01   Negotiation

(a)  In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (individually and collectively, a “Dispute”), the Parties will utilize the dispute resolution processes set forth below to resolve any dispute, claim or controversy which the Parties have not been able to resolve to their mutual satisfaction in the ordinary course of business.

(b)  In the event the Parties are unable to resolve a Dispute in the ordinary course of business, either Party (the “Complaining Party”) may initiate the dispute resolution process by delivering written notice to a designated representative of the other Party (the “Receiving Party”). Within ten (10) business days after delivery of notice, the Receiving Party will submit to the Complaining Party a written response. Within five (5) business days after delivery of a response, the designated representatives will meet and confer at a mutually acceptable time, and thereafter as often as they deem reasonably necessary, in an effort to resolve the Dispute through good faith negotiation.

Section 7.02   Jurisdiction.

(a)  If a Dispute has not been resolved to the mutual satisfaction of both Parties within twenty (20) business days following the Complaining Party’s delivery of the original notice, or if the Parties’ respective designated representatives fail to meet and confer about the Dispute within fifteen (15) calendar days after delivery of the response (or such later date as the Parties may agree in writing), such Dispute will be subject to exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware).

(b)  Process in any such action may be served on either Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 6.03 shall be deemed effective service of process on such Party.

Section 7.03   Disputes under a Supply Agreement. Notwithstanding anything in this Article VII to the contrary, disputes arising out of a Supply Agreement shall be resolved in accordance with the procedures set forth in such Supply Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective representatives (being duly authorized) as of the Effective Date.

CI del Mar Caribe (BVI) Inc.		Argos USA LLC

By:	/s/ Gabriel Ballestas	By:	/s/ Felipe Aristizabal
Name:	Gabriel Ballestas	Name:	Felipe Aristizabal
Title:	General Manager	Title:	Vice President

[Signature Page to Master Purchase Agreement]